Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-213116 on Form S-8 of our report dated February 28, 2017, relating to the financial statements of Medpace Holdings, Inc. appearing in this Annual Report on Form 10-K of Medpace Holdings, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

February 28, 2017